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Exhibit 3.01
                                                                124784
                                                              UTAH DIV OF
                                                            CORPORATIONS & UCC


                AMENDMENTS TO THE ARTICLES OF INCORPORATION
                                    OF
                         DRYDEN INDUSTRIES, INC.

Pursuant to the provisions of Section 16-10a-1001 et. seq. of the Utah Revised Business Corporation Act, the undersigned corporation, hereinafter referred to as the "Corporation," hereby adopts the following Amendments to the Articles of Incorporation:

FIRST: The following Amendment to the Articles of Incorporation were duly adopted by the board of directors and the shareholders of the corporation in accordance with Section 16-10a-1003 of the Utah Revised Business Corporation Act, at the Special Meeting of Shareholders held on January 27, 2000.


                                ARTICLE IV
                            AUTHORIZED SHARES

The Corporation is authorized to issue a total of 250,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as "Common Stock").

The number of issued and outstanding shares entitled to vote on the Amendments to the Articles of Incorporation was 124,000,000 of which number 70,000,000 shares voted in favor and none opposed.

IN WITNESS WHEREOF, the foregoing Amendment to the Articles of Incorporation have been executed this 27th day of January, 2000.

                                       DRYDEN INDUSTRIES, INC.


                                       /S/Robert L. Matzig, President